Exhibit 99.1

From:	Belden
Dee Johnson
314.854.8054
For Immediate Release — July 26, 2007
BELDEN ANNOUNCES SECOND QUARTER 2007 RESULTS
Belden raises its outlook for 2007 earnings based on strong operating performance.
St. Louis, Missouri — Belden (NYSE:BDC) today announced that revenue for the second quarter ended June 24, 2007, was $549.9 million and operating income was $51.7 million. Income from continuing operations was $30.1 million, or $0.60 per diluted share. The quarter’s revenue included $149.3 million from businesses acquired during the quarter and $8.1 million of favorable currency translation.
During the quarter, Belden recorded $2.9 million pretax in severance, asset impairment, and adjusted depreciation charges associated with previously announced restructuring activities in North America and Europe and $12.2 million pretax in nonrecurring purchase accounting effects related to the acquired businesses. In the second quarter of 2006, the Company incurred pretax charges of $4.3 million for severance and asset impairment associated with restructuring actions in North America and Europe.
Adjusted for these items, operating income increased 62.5 percent year over year to $66.8 million in the second quarter 2007. As a percent of revenue, adjusted operating income was 12.2 percent in the second quarter of 2007, compared with 10.0 percent in the second quarter of 2006. Adjusted diluted income per share from continuing operations was $0.79 in the second quarter of 2007, a 54.9 percent increase from $0.51 in the second quarter of 2006. See the attached schedule, Adjusted Operating Results, for a reconciliation of GAAP results to adjusted results.
“We attribute our strong results in the second quarter to the ongoing execution of our strategic priorities announced less than one year ago,” said John Stroup, President and Chief Executive Officer of Belden. “Excluding the recent acquisitions, adjusted operating margins expanded 350 basis points year-over-year and 150 basis points sequentially. Most of this improvement results from our portfolio actions and does not yet include the significant improvement expected from our manufacturing footprint strategy and lean enterprise initiatives. We are pleased that all three of our strategic acquisitions—LTK, Hirschmann Automation and Control, and Lumberg Automation—posted strong financial results in the quarter. Moreover, we are encouraged by the progress being made on the various commercial and cost synergies identified in the acquisition process.”

Items of Note
Items of special note for the fiscal quarter include the following:
•	On March 26, the Company completed the acquisition of Hirschmann Automation and Control for approximately $260 million in cash.

•	On March 27, the Company completed the acquisition of LTK Wiring for approximately $215 in million cash including a final working capital adjustment.

•	On April 20, the Company completed the insertion of a net share settlement feature into its $110 million 4.0% convertible subordinated notes, thereby reducing the share count for diluted earnings per share by approximately 1.4 million and adding approximately $0.01 to diluted earnings per share for the quarter.

•	On April 30, the Company acquired Lumberg Automation for approximately $115 million in cash.
Subsequent Events
In early July 2007, Belden completed its exit from the copper telecom cable business with the sale of an operation based in Deèín, Czech Republic, to the Willms-Gruppe of Germany.
Outlook
The Company’s previous guidance was for consolidated revenue to be approximately $2.0 billion and earnings per diluted share between $2.50 and $2.70 for the year, excluding any future charges for severance and asset impairment that may result from actions already announced.
“We expect that our strong operating results in the second quarter are sustainable throughout the year,” said Mr. Stroup. “Additionally, the full-year effective tax rate in our adjusted results is now estimated at 36%, an improvement from previous guidance resulting from a more favorable geographic mix of operating profit.
“We now expect consolidated 2007 revenue to exceed $2.0 billion and earnings per diluted share to be between $2.80 and $2.95 for the year, excluding any charges for severance and asset impairment that may result from actions already announced, and excluding the nonrecurring costs stemming from purchase accounting,” he concluded.
Forward Looking Statements
Statements in this release other than historical facts are “forward-looking statements” made in reliance upon the safe harbor of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on forecasts and projections about the industries served by the Company and about general economic conditions. They reflect management’s beliefs and expectations. They are not guarantees of future performance and they involve risk and uncertainty. The Company’s actual results may differ materially from these expectations. Some of the factors that may cause actual results to differ from the Company’s expectations include demand for the Company’s products; the cost and availability of materials including copper, plastic compounds derived from fossil fuels, and other materials; energy costs; the Company’s ability to integrate successfully the acquired businesses; and other factors. For a more complete discussion of risk factors, please see our Annual Report on Form 10-K for the year ended December 31, 2006, filed with the SEC on March 1, 2007. Belden disclaims any duty to update any forward-looking statements as a result of new information, future developments, or otherwise.

About Belden
Belden is a leader in the design, manufacture, and marketing of signal transmission products for data networking and a wide range of specialty electronics markets including entertainment, industrial, security and aerospace applications. To obtain additional information contact Investor Relations at 314-854-8054, or visit our website at www.belden.com.
Contact:
Belden
Dee Johnson, Director of Investor Relations
314-854-8054
The following schedules are provided:
•	Comparative condensed consolidated statements of operations for the three-month and six-month periods ended June 24, 2007, and June 25, 2006.

•	Segment results for the same periods.

•	Condensed consolidated balance sheets as of June 24, 2007, and December 31, 2006.

•	A supplemental schedule of adjusted consolidated results for the quarter, the year to date, and the prior-year comparable periods, excluding certain non-recurring purchase accounting effects, severance charges, asset impairment, and adjusted depreciation.

BELDEN INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)

	Three Months Ended		Six Months Ended
	June 24, 2007	June 25, 2006	June 24, 2007	June 25, 2006
	(In thousands, except per share data)

Revenues	$549,943	$409,568	$886,646	$731,473
Cost of sales	(398,743)	(317,391)	(644,757)	(565,881)

Gross profit	151,200	92,177	241,889	165,592
Selling, general and administrative expenses	(97,601)	(53,013)	(149,650)	(99,472)
Asset impairment	(1,870)	(2,361)	(3,262)	(2,361)

Operating income	51,729	36,803	88,977	63,759
Interest expense	(8,682)	(3,701)	(11,208)	(7,493)
Interest income	1,740	1,644	4,483	2,639
Other income (expense)	571	(252)	(1,445)	(469)

Income from continuing operations before taxes	45,358	34,494	80,807	58,436
Income tax expense	(15,254)	(12,970)	(28,689)	(21,972)

Income from continuing operations	30,104	21,524	52,118	36,464
Loss from discontinued operations, net of tax	—	—	—	(1,330)
Loss on disposal of discontinued operations, net of tax	—	—	—	(4,298)

Net income	$30,104	$21,524	$52,118	$30,836

Weighted average number of common shares and equivalents:
Basic	45,078	43,036	44,784	42,801
Diluted	50,920	50,026	51,289	49,679

Basic income (loss) per share:
Continuing operations	$0.67	$0.50	$1.16	$0.85
Discontinued operations	—	—	—	(0.03)
Disposal of discontinued operations	—	—	—	(0.10)
Net income	0.67	0.50	1.16	0.72

Diluted income (loss) per share:
Continuing operations	$0.60	$0.44	$1.03	$0.76
Discontinued operations	—	—	—	(0.03)
Disposal of discontinued operations	—	—	—	(0.08)
Net income	0.60	0.44	1.03	0.65

Dividends declared per share	$0.05	$0.05	$0.10	$0.10

BELDEN INC.
OPERATING SEGMENT INFORMATION
(Unaudited)

	External			Operating
	Customer	Affiliate	Total	Income
Three Months Ended June 24, 2007	Revenues	Revenues	Revenues	(Loss)
	(In thousands)

Belden Americas	$221,738	$18,419	$240,157	$42,353
Specialty Products	64,580	23,215	87,795	16,090
Europe	176,339	5,033	181,372	5,953
Asia Pacific	87,286	—	87,286	6,793

Total Segments	549,943	46,667	596,610	71,189
Finance and Administration	—	—	—	(11,252)
Eliminations	—	(46,667)	(46,667)	(8,208)

Total Continuing Operations	$549,943	$—	$549,943	$51,729

Three Months Ended June 25, 2006

Belden Americas	$222,989	$18,841	$241,830	$38,021
Specialty Products	70,423	8,806	79,229	9,273
Europe	100,501	1,873	102,374	69
Asia Pacific	15,655	—	15,655	1,480

Total Segments	409,568	29,520	439,088	48,843
Finance and Administration	—	—	—	(6,776)
Eliminations	—	(29,520)	(29,520)	(5,264)

Total Continuing Operations	$409,568	$—	$409,568	$36,803

Six Months Ended June 24, 2007

Belden Americas	$408,036	$29,697	$437,733	$76,661
Specialty Products	121,233	35,638	156,871	26,405
Europe	258,287	7,741	266,028	9,755
Asia Pacific	99,090	—	99,090	8,320

Total Segments	886,646	73,076	959,722	121,141
Finance and Administration	—	—	—	(19,192)
Eliminations	—	(73,076)	(73,076)	(12,972)

Total Continuing Operations	$886,646	$—	$886,646	$88,977

Six Months Ended June 25, 2006

Belden Americas	$401,384	$33,875	$435,259	$69,399
Specialty Products	128,112	14,054	142,166	15,830
Europe	173,513	4,009	177,522	(1,071)
Asia Pacific	28,464	—	28,464	2,933

Total Segments	731,473	51,938	783,411	87,091
Finance and Administration	—	—	—	(13,041)
Eliminations	—	(51,938)	(51,938)	(10,291)

Total Continuing Operations	$731,473	$—	$731,473	$63,759

BELDEN INC.
CONDENSED CONSOLIDATED BALANCE SHEETS

	June 24, 2007 (1)	December 31, 2006
	(Unaudited)
	(In thousands)

ASSETS
Current assets:
Cash and cash equivalents	$90,096	$254,151
Receivables	401,629	217,908
Inventories, net	269,740	202,248
Deferred income taxes	40,557	34,664
Other current assets	17,719	10,465

Total current assets	819,741	719,436

Property, plant and equipment, less accumulated depreciation	386,950	272,285
Goodwill, less accumulated amortization	619,035	275,134
Intangible assets, less accumulated amortization	163,769	70,964
Other long-lived assets	53,695	18,149

	$2,043,190	$1,355,968

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable and accrued liabilities	$421,779	$200,008
Current maturities of long-term debt	110,000	62,000

Total current liabilities	531,779	262,008

Long-term debt	350,000	110,000
Postretirement benefits	115,162	62,995
Deferred income taxes	91,659	71,399
Other long-term liabilities	7,112	5,665
Stockholders’ equity:
Common stock	503	503
Additional paid-in capital	630,675	591,416
Retained earnings	398,317	348,069
Accumulated other comprehensive income	27,922	15,013
Treasury stock	(109,939)	(111,100)

Total stockholders’ equity	947,478	843,901

	$2,043,190	$1,355,968

(1)	The June 24, 2007 condensed consolidated balance sheet includes the assets and liabilities of Hirschmann Automation and Control, LTK Wiring and Lumberg Automation, all of which were acquired during the quarter ended June 24, 2007.

BELDEN INC.
ADJUSTED OPERATING RESULTS
(Unaudited)
In addition to reporting financial results in accordance with accounting principles generally accepted in the United States, we provide operating results adjusted for certain purchase accounting effects related to acquisitions (inventory cost step-up, amortization of the sales backlog intangible, and in-process research and development charges), severance charges, adjusted depreciation, asset impairment, and gains (losses) recognized on the disposal of certain tangible assets. We utilize the adjusted results to review our ongoing operations without the effect of restructuring and related charges and for comparison to budgeted operating results. We believe these adjusted results are useful to investors because they help them compare our results to previous periods and provide insights into underlying trends in the business. Adjusted results should be considered only in conjunction with results reported according to accounting principles generally accepted in the United States.

	As
Three Months Ended June 24, 2007	Reported	Adjustments	Adjusted
	(In thousands, except percentages and per share amounts)

Revenues	$549,943	$—	$549,943

Gross profit	$151,200	$9,266	$160,466
as a percent of revenues	27.5%		29.2%

Operating income	$51,729	$15,119	$66,848
as a percent of revenues	9.4%		12.2%

Income from continuing operations	$30,104	$9,921	$40,025
as a percent of revenues	5.5%		7.3%

Income from continuing operations per diluted share	$0.60	$0.19	$0.79

Three Months Ended June 25, 2006

Revenues	$409,568	$—	$409,568

Gross profit	$92,177	$1,522	$93,699
as a percent of revenues	22.5%		22.9%

Operating income	$36,803	$4,323	$41,126
as a percent of revenues	9.0%		10.0%

Income from continuing operations	$21,524	$3,362	$24,886
as a percent of revenues	5.3%		6.1%

Income from continuing operations per diluted share	$0.44	$0.07	$0.51
Adjustments for the three months ended June 24, 2007 included after-tax purchase accounting effects for acquisitions, asset impairment, severance, and adjusted depreciation of $8.0 million, $1.2 million, $0.2 million, and $0.5 million, respectively.
Adjustments for the three months ended June 25, 2006 included after-tax charges for asset impairment and severance of $1.5 million and $1.9 million, respectively.

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	As
Six Months Ended June 24, 2007	Reported	Adjustments	Adjusted
	(In thousands, except percentages and per share amounts)

Revenues	$886,646	$—	$886,646

Gross profit	$241,889	$10,809	$252,698
as a percent of revenues	27.3%		28.5%

Operating income	$88,977	$18,392	$107,369
as a percent of revenues	10.0%		12.1%

Income from continuing operations	$52,118	$12,436	$64,554
as a percent of revenues	5.9%		7.3%

Income from continuing operations per diluted share	$1.03	$0.25	$1.28

Six Months Ended June 25, 2006

Revenues	$731,473	$—	$731,473

Gross profit	$165,592	$3,160	$168,752
as a percent of revenues	22.6%		23.1%

Operating income	$63,759	$6,722	$70,481
as a percent of revenues	8.7%		9.6%

Income from continuing operations	$36,464	$5,523	$41,987
as a percent of revenues	5.0%		5.7%

Income from continuing operations per diluted share	$0.76	$0.11	$0.87
Adjustments for the six months ended June 24, 2007 included after-tax purchase accounting effects for acquisitions, asset impairment, severance, and adjusted depreciation of $8.0 million, $2.6 million, $0.7 million, and $1.0 million, respectively, and a $0.1 million after-tax loss on the disposal of certain tangible assets.
Adjustments for the six months ended June 25, 2006 included after-tax charges for severance, asset impairment and adjusted depreciation of $3.0 million, $1.4 million and $1.1 million, respectively.

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